Exhibit 23.2

Cornerstone Management, Inc. Vistra Corporate Services Centre Wickhams Cay II Road Town Tortola, VG1110 British Virgin Islands	D +852 3656 6065 E anthony.oakes@ogier.com Our ref.: APO/174437.00001 Date:

Dear Sirs,

Consent Letter in connection with the Proposed Listing of the Ordinary Shares of Cornerstone Management, Inc. (the “Company”)

We refer to the Form F-1 Registration Statement under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, of the Company (the “Prospectus”) in connection with the offering and the proposed listing of the ordinary shares of the Company (the “Shares”) on the Nasdaq Capital Market LLC..

We hereby give, and have not withdrawn, our consent to the filing of the Prospectus and the inclusion therein of references to our name and extracts of our opinions and / or statements in respect of certain aspects of the laws of the British Virgin Islands in which they appear in the Prospectus. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

OGIER

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese